UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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Destination Maternity Corporation
(Name of Registrant as Specified In Its Charter)

Nathan G. Miller Peter O’Malley Holly N. Alden Christopher B. Morgan Marla A. Ryan Anne-Charlotte Windal
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 10, 2018, Nathan G. Miller and Peter O’Malley sent the following letter to stockholders of Destination Maternity Corporation:

May 10, 2018

Dear Fellow Destination Maternity Stockholder:

We believe that the board of directors (the “Board”) of Destination Maternity Corporation (“Destination Maternity” or the “Company”) needs a complete overhaul to improve the Company and bring an end to the dramatic destruction of stockholder value that the current Board has presided over.  Unfortunately, it seems the Board has chosen to respond to our campaign with noise rather than substance.  We are sending you this letter to cut through that noise so that you, the stockholders, can focus on what matters during the upcoming annual meeting.

If you agree that change is needed at Destination Maternity, we urge you to vote the GOLD proxy card or voting instruction form today.  You may vote by telephone, Internet or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided.  Your vote is extremely important.

Please throw away any white proxy cards or voting instruction forms you have received from Destination Maternity.  Only your LAST dated vote will be counted. If you have already voted on a white proxy card or using a white voting instruction form, you can still vote the GOLD proxy card or GOLD voting instruction form by Internet, phone or mail and help us create value for all stockholders.

If you have questions about how to vote your shares, please contact Morrow Sodali LLC, our proxy solicitor at (800) 662-5200 or NGM@morrowsodali.com.

DESTINATION MATERNITY’S PERFORMANCE HAS BEEN AWFUL

•
Over the last three years, Destination Maternity’s financial and operating performance has collapsed.  As we have previously documented, since 2014, the Company’s stock price decreased 84%, book value decreased 67%, revenue decreased 21%, EBITDA decreased 65%, adjusted net income decreased from $10.7 million to an adjusted net loss of -$10.2 million and the Company’s positive cash balance decreased $48MM to a net debt position of -$35MM.[i]

•
During this time, Destination Maternity has supposedly been executing on its “turnaround plan.”  In our view, a turnaround plan should result in higher EBITDA and a higher share price.  It shouldn’t eliminate nearly $400MM in market value.ii  We believe that there is no real “plan,” and that the Board’s references to a “plan” are nothing more than an attempt to obfuscate and excuse poor performance.  Why else would the Board have refused to disclose any performance metrics or targets for their “plan” when we asked for them?

•
Destination Maternity’s operating performance is still on a downward trajectory.  During the most recent fiscal year, Destination Maternity’s revenue, comparable sales and EBITDA all declined, and its adjusted net loss increased.iii  SG&A as a percentage of sales increased by 220 bps to a record high of 53.8%.iv  Destination Maternity itself projects that its gross margin will decrease and that SG&A as a percentage of sales will be worse this year than fiscal year 2016.[v]

THE BOARD LACKS CREDIBILITY AND EXPERIENCE IN CREATING VALUE AND RELIES ON TIRED, CHAUVINIST TROPES TO REJECT CHANGE

•
The incumbent Board has no credible plans to improve Destination Maternity’s performance.  The Board appears to agree that its “turnaround plan” has failed and recently announced a “significant revision” to Destination Maternity’s “go-forward strategy.”vi  But the new “go-forward strategy” consists mostly of vague references to elementary strategies that form the ABCs of retailing, such as “[i]mproving profitability,” “[c]apitalizing on [its] investments” and “[c]reating a more seamless and relevant omni-channel experience.”vii  The Board’s new “strategy” still lacks credible performance metrics or targets and seems to us to represent yet another case of “meet the new boss, same as the old boss.”

•
Destination Maternity’s long-serving Board members have a track record of destroying value.  The Company’s stock price decreased over 70% from the dates Melissa Payner-Gregor and Barry Erdos joined the Board.viii  Ms. Payner-Gregor and Mr. Erdos also served together at Bluefly Inc., which posted net losses every year that they were on the Bluefly board of directors or served as a Bluefly executive.ix  Bluefly was eventually sold for less than a penny a share to Clearlake Capital Group in 2013.[x]  Ms. Payner-Gregor also served as a director of Spiegel Inc. when it declared bankruptcy in 2003.xi  This is not the kind of experience stockholders want from our board members.

•
Orchestra’s recent performance under the stewardship of Pierre-Andre Mestre has been equally abysmal.  Over the last 2.5 years, the stock price of Orchestra-Prémaman (“Orchestra”) decreased almost 90%xii and its market capitalization decreased to less than €45MM.xiii  Orchestra lost money in its 2016-17 fiscal year expects to lose money this fiscal year as well.xiv  Orchestra is also heavily indebted, with a net debt to EBITDA ratio of 2.98x and over €200MM of gross debt.xv  Any pressure from Mr. Mestre’s and/or Orchestra’s respective lenders could create additional uncertainty and downward pressure on the Destination Maternity’s stock price because Mr. Mestre owns, directly and indirectly, approximately 13.1% of the Company’s shares (or approximately 2 months’ current trading volume).xvi

•
We recommended adding highly-qualified female Board members and Destination Maternity responded by adding two men.  Destination Maternity’s target customer is a woman in her 20’s or 30’s.  Yet the Destination Maternity board is 75% male and has an average age of over 66.  The four highly qualified individuals we nominated for election to the board have extensive retail industry expertise, are 75% women and have an average age of 49—a full generation younger than the incumbent Board.

•
The Board is relying on tired, chauvinist tropes to reject change.  Destination Maternity seems to be arguing that our female nominees are not qualified because they haven’t served on a public company board.xvii  This stale excuse has been used to preserve a “boys club” in the top ranks of publicly traded retailers, and we reject it absolutely.xviii  We believe that the board of a maternity retailer should have appropriate female representation, regardless of whether a director has served as a CEO or on a board before, and our view is backed up by practice among S&P 500 companies.xix

WE HAVE A DETAILED PLAN TO MAXIMIZE LONG-TERM VALUE

•
We have worked diligently behind the scenes for 9 months to analyze Destination Maternity and to try and convince the Board that Destination Maternity was on the road to failure.  We began meeting with members of the Board, including Mr. Erdos, and management in October 2017 to discuss Destination Maternity’s financial performance and liquidity.  During these meetings, we explained that we believed Destination Maternity was in a precarious position and would fail to achieve its EBITDA target in 2017 (which it missed by over 50%).xx  We also explained that internal targets for 2018 were unattainable unless the Company took significant new measures to improve performance.  We made the case that despite recent improvements in ecommerce revenue and the renegotiation of expiring leases, Destination Maternity has failed to solve what we believe to be the root cause of the Company’s continuing underperformance—a corporate structure that is too large and expensive compared to current revenues, a failure to create a culture that was cost conscious and a series of long-dated leases at uneconomic rents per square foot.xxi

•
We engaged a third-party cost consultant to prepare a detailed cost-reduction plan.  Our consultant prepared a detailed cost reduction plan for the Company using internal information the Board had provided to us.  We presented that plan to the Board and Destination Maternity management team in January 2018 in the spirit of working together to improve Company performance.  In our view, the Board and management generally agreed that the cost-reduction opportunities we identified existed, but they did not appear interested in pursuing them.

•
Our cost-reduction plan has been further vetted by experienced third parties.  We reviewed our detailed cost-reduction plan with several sophisticated financial institutions and investment advisors.  We used those discussions and reviews to test our assumptions, refine our plans and revise our timelines to achieving cost reductions.

•
We have prepared detailed plans for rebuilding Destination Maternity’s business.  As we previously disclosed, we and our nominees have together created: detailed 30, 100 and 180 day business plans; strategic initiatives to increase revenues; transition and management continuity plans to minimize disruption; and plans for qualified and credible additions to a new management team.

THE BOARD DOES NOT APPEAR FOCUSED ON STOCKHOLDERS’ INTERESTS

•
The Board has paid itself millions of dollars in compensation while losing your money.  Mr. Erdos and Ms. Payner-Gregor have paid themselves over $1MM each during their tenure as directors of Destination Maternity,xxii even as the Company’s stock price declined over 70%.  Destination Maternity has also agreed to pay Ms. Payner-Gregor $620,000 a year in cash (plus a guaranteed cash bonus) as interim CEO—almost 6 times the value of her Destination Maternity stock at the time she took on the role.xxiii  In whole, the Board has paid itself $8.5MM since Ms. Payner-Gregor joined in 2009.xxiv

•
The Board has rewarded management for missing targets.  Destination Maternity has missed its own management incentive targets every year for the last 7 years.xxv  Yet during that time the Board has paid Ron Masciantonio, the Company’s Chief Administrative Officer, over $5.6MM.xxvi  The Board paid former CEO Anthony Romano, who we believe was appointed CEO at Mr. Erdos’s suggestion, over $7MM in compensation during his three-year tenure.xxvii  And just over the past 7 months alone, Mr. Masciantonio, and David Stern, the Company’s Chief Financial Officer, received cash bonuses of $242,000 and $125,000, respectively, despite missing their EBITDA target by 52%.xxviii

•
The Board has failed to align executive pay with performance.  Over the same 7-month period, the Board granted 720,000 time-vested equity awards to employees, including 135,000 to each of Mr. Masciantonio and Mr. Stern, despite a 1-year total stockholder return of -55%.xxix  These equity awards represent approximately 5% of the Company’s fully diluted share count and lack any performance-vesting conditions.  These equity awards are entitled to vote immediately, which raises the obvious question of whether the Board “bought” employees’ votes with shareholder money.

•
The Board has not responded to stockholders’ disapproval of Destination Maternity’s compensation practices.  Only 58% of the votes cast at the Company’s most recent “say on pay” vote approved the Company’s pay practices.xxx  But, to our knowledge, the Board never engaged with stockholders after the vote.  Instead the Board increased salaries, granted additional equity awards with no performance conditions attached, paid more cash bonuses, lowered management incentive targets for 2018 and made the vesting terms of equity awards more favorable to management.xxxi

•
We believe Mr. Mestre is pursuing his own financial interests.  Mr. Mestre has expressed to us that he’s on the lookout for an opportunity for Orchestra to exit their investment in Destination Maternity if he can recoup enough of his losses.  In our view, these are not the motivations of someone focused on maximizing long-term value and transparency for all stockholders.

•
The Board previously agreed that Orchestra has differing and potentially conflicting interests.  Mr. Erdos and Ms. Payner-Gregor agreed as recently as October 2017 that Orchestra’s interests are different from and may even conflict with the interests of other stockholders.  Here are excerpts of what the Board had to say about Orchestra:

o	“ORCHESTRA’S ACTIONS ARE MANIPULATIVE, COSTLY AND INCONSISTENT WITH THE CREATION OF VALUE FOR ALL DESTINATION STOCKHOLDERS”

o	Orchestra was “unconstructive, distracting and value-destructive”

o	Orchestra may have made a “calculated decision to conceal its true intentions from Destination’s Board and stockholders”

o	Orchestra had a “distinct and potentially conflicting set of interests”

o	“Orchestra has repeatedly violated U.S. securities laws”xxxii

o
“Orchestra’s efforts to further its own brand in the US market by leveraging Destination’s North American infrastructure and operational footprint illustrate a unique set of interests that are not shared by all stockholders. Although this arrangement may benefit Orchestra, Destination’s stockholders would not share in that benefit.”xxxiv

Mr. Erdos and Ms. Payner-Gregor even asked stockholders to “seriously consider” whether Orchestra’s actions disqualified them as a “trusted, credible source with interests that are aligned with the rest of Destination’s investor base.”34

THE BOARD SIGNED A BAD DEAL WITH ORCHESTRA TO SECURE THEIR VOTE

•
The Board appears to have “sold” Orchestra an entitlement to two Board seats.  Destination Maternity’s support agreement with Orchestra appears to grant Orchestra the ability to fill two seats on the Board that are shielded from stockholders.  The agreement states that Orchestra has the right to appoint two directors,xxxv and that if either director resigns or is removed before the beginning of the 2019 stockholder meeting season, Orchestra can designate a replacement.xxxvi  Destination Maternity has taken the position that such replacements would increase the size of the Board,xxxvii which means that Orchestra may be able to appoint two new directors even if all of our nominees are elected to the Board.

•
The Board appears to have handed effective control over major corporate initiatives to Orchestra.  Destination Maternity also agreed to form a new Business Initiatives Committee, comprised 50% of Orchestra designees, to steer the company’s business initiatives.  This arrangement appears to offer Orchestra an effective veto over new business initiatives if disagreements between Orchestra and the Company result in a 50-50 deadlock on the committee.xxxviii  The Board also agreed not to create any new board committees unless both Orchestra designees are appointed, which means Orchestra designees will represent at least 50% of all new committees.xxxix

•
The Board invited Orchestra, which has differing interests from other stockholders, onto core Board committees.  The Board agreed to appoint Mr. Mestre to the Compensation and Nominating & Corporate Governance Committee, and to appoint the second Orchestra designee to the Audit Committee, even though these committees are required to be free of conflicted members.xl  Because the Audit Committee reviews all related party transactions, the Board introduced a risk that the approval of any potential Orchestra-related transaction (such as the sale of Orchestra products through Company channels) will be tainted by a conflict of interest.

•
We believe that the Board defensively “sold” these entitlements to Orchestra in exchange for Orchestra’s voting commitment.  The agreement with Orchestra requires Orchestra to vote its Destination Maternity shares in favor of the Company’s Board slate and against our highly qualified nominees.xli  We believe this quid pro quo was an overtly self-interested act by the Board to preserve the status quo.  In our view, the Board violated its fiduciary duties to stockholders by signing this agreement with Orchestra.

WE BELIEVE THE BOARD NEEDS TO BE COMPLETELY REPLACED

•
We rejected the Board’s purported “settlement offers” because we did not believe they would result in enough change at Destination Maternity.  Before launching this proxy fight, we proposed a $10MM private investment in the Company and related governance changes.  The Company was willing to negotiate the economic terms with us but did NOT want to make the governance changes.  We then sought to reach an agreement with Destination Maternity to replace half of the old, failing Board with new, highly-qualified nominees who would be more connected to the Company’s target market.  The Company rejected our proposal and from that point on sought to preserve the current directors’ control over the Board.  The Board’s actions since they rejected our proposal, including signing a one-sided deal with Orchestra and admitting during an earnings call that it previously engaged in “creative writing” when communicating with stockholders,xlii have convinced us that only a wholesale replacement of the Board will protect all stockholders’ interests.

•
Our nominees are highly qualified and will seek to put Destination Maternity on a path to improved performance.  We have nominated four highly qualified individuals with strong retail backgrounds to effect the change we believe is desperately needed at Destination Maternity.  Each of our nominees provided input on our detailed business plan for returning Destination Maternity to greatness. Our nominees collectively have over 95 years of experience in retail, financial analysis, marketing, branding and building (as opposed to destroying) lifestyle brands.  They are highly motivated to make Destination Maternity a success.

•
Our nominees are independent and are not affiliated with us.  Our nominees are highly qualified, independent business executives.  We do not have any arrangements, financial or otherwise, with the nominees in connection with their nomination to the Board, their service on the Board or their taking any specific course of action.  We have no other financial or other connections with our nominees that would enable us to influence our nominees’ decisions and actions on the Board, nor would we seek to create one.  Our nominees are committed to acting in the best interests of all Destination Maternity stockholders.

•
Changes to the Board occurred largely after we began engaging with the Company.  Since October 2017, we have encouraged Destination Maternity to improve its corporate governance and performance.  During that same time, two directors resigned, and two new directors were appointed.  While these are positive developments, they are long overdue and, in our view, would not have occurred without the pressure we have exerted on Destination Maternity to date.

WE URGE YOU TO VOTE THE GOLD PROXY CARD AND SUPPORT OUR
FOUR HIGHLY QUALIFIED NOMINEES

You may vote by telephone or Internet by following the instructions on the GOLD voting instruction form or by signing, dating and returning the GOLD proxy card in the postage-paid envelope provided.  Your vote is extremely important.  Please discard any white proxy cards or voting instruction forms you have received from Destination Maternity.   Only your LAST dated vote will be counted.  If you have already voted on a white proxy card or using a white voting instruction form, you can still vote the GOLD proxy card or GOLD voting instruction form by Internet, phone or mail and help us create value for all stockholders.

If you have questions about how to vote your shares, please contact Morrow Sodali, our proxy solicitor at (800) 662-5200 or NGM@morrowsodali.com.

We look forward to working constructively with a newly constituted Board and enhanced management team to effect positive change at Destination Maternity for the benefit of all stockholders.  Since our previous letter, we have heard from many more investors who have voiced similar concerns regarding the Board’s failures and the need for change at Destination Maternity.  We greatly appreciate the support that we have received so far, and we urge all stockholders to vote for our nominees on the GOLD proxy card or GOLD voting instruction form so that together we can restore Destination Maternity to its previous greatness.

We greatly appreciate your support at the 2018 Annual Meeting.

Sincerely,

Nathan G. Miller
NGM Asset Management, LLC

Peter O’Malley
Kenosis Capital Partners, LLC

YOUR VOTE IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES OF COMMON STOCK YOU OWN.
If you have any questions or require any assistance in executing your proxy, please contact:
470 West Avenue
Stamford, CT 06902
Call Toll Free: (800) 662-5200
E-mail: NGM@morrowsodali.com

i See our letter dated May 3, 2018 for the detail underlying these calculations.
ii See our investor presentation dated May 3, 2018 for the detail underlying this calculation.
iii See Destination Maternity Reports Fourth Quarter and Fiscal 2017 Results, Destination Maternity Corp., http://investor.destinationmaternity.com/phoenix.zhtml?c=72323&p=irol-newsEarningsArticle&ID=2343394 (“FY2017 Earnings Release”).
iv See our investor presentation dated May 3, 2018 for the detail underlying this calculation.
v DEST Presentation at 22.
vi Destination Maternity Corp., Definitive Proxy Soliciting Material (DEFA 14A) (May 7, 2018) at 20-21, available at: https://www.sec.gov/Archives/edgar/data/896985/000119312518154560/d570887ddefa14a.htm (“DEST Presentation”).
vii DEST Presentation at 20.
viii Destination Maternity’s stock closed at $10.80 on August 14, 2009, the date Melissa Payner-Gregor was appointed to the Board, and at $10.15 on January 22, 2010, the date Barry Erdos was appointed to the Board.  Destination Maternity’s stock closed at $3.04 on May 9, 2018.
ix Based on Bluefly Inc. Form 10-Ks (all amounts in millions): 2003 – ($6.4); 2004 – ($3.8); 2005 – ($3.8); 2006 – ($12.2); 2007 – ($15.8); 2008 – ($11.3); 2009 – ($4.4); 2010 – ($4.0); 2011 – ($11.4); 2012 – ($24.9).
x Natalie Rodriguez, “Clearlake Pays $13M for Bluefly in Fire-Sale Deal”, Law 360 (May 24, 2013), available at: https://www.law360.com/articles/444807/clearlake-pays-13m-for-bluefly-in-fire-sale-deal.
xi Tracie Rozhon, “Big Credit Default Rate Forces Spiegel Bankruptcy Filing,” NY Times (Mar. 18, 2003), available at: https://www.nytimes.com/2003/03/18/business/big-credit-default-rate-forces-spiegel-bankruptcy-filing.html.
xii KAZI quote on December 30, 2015 (€21.31) and May 9, 2018 (€2.40).
xiii KAZI quote on May 9, 2018 (€2.40).
xiv Orchestra’s net loss for the 2017 fiscal year was €33.4M. See Orchestra consolidated financial statements: http://www.orchestra-kazibao.com/wp-content/uploads/2017/07/2017-07-13-Consolidated-financial-statements-for-the-year-ended-February-28-2017.pdf; Earnings expectations available at: https://www.reuters.com/finance/stocks/financial-highlights/KAZI.PA.  References in this fact sheet to “Orchestra” include both Orchestra- Prémaman and Yeled Invest S.A.
xv Orchestra consolidated financial statements.
xvi Destination Maternity’s 50-day average trading volume as of May 9, 2018 was 45,059.
xvii Destination Presentation at 26-27.
xviii Lorraine Hutchinson & Beth Reed, “Who runs the Boards? Boys…”, Bank of America Merrill Lynch Equity Research (June 1, 2017) (“For an industry that targets mostly young women, we were surprised to see that only 30% of board members across the industry are female and that the average age on these boards is 62 years old (with some as low as zero women, and as high as 71 years old.”).
xix Jeff Green, “Companies Are Filling Their Boards with Newbies,” Bloomberg (Apr. 18, 2018), available at: https://www.bloomberg.com/news/articles/2018-04-18/corporate-boards-are-looking-for-ceos-who-aren-t-old-white-men.
xx See our investor presentation dated May 3, 2018.
xxi See Destination Maternity Corp., Annual Report (Form 10-K) (Apr. 19, 2018) at 44, available at https://www.sec.gov/Archives/edgar/data/896985/000156459018008458/dest-10k_20180203.htm (disclosing $61.2MM of operating leases with 5+ years remaining); Destination Maternity Corp., Annual Report (Form 10-K) (Apr. 13, 2017) at 46,

available at https://www.sec.gov/Archives/edgar/data/896985/000156459017006478/dest-10k_20170128.htm (disclosing $57.2MM of operating leases with 5+ years remaining).
xxii Total compensation paid to Mr. Erdos: $1,275,586.  Total compensation paid to Ms. Payner-Gregor, excluding her pay as interim CEO: $1,033,108.  Amounts are based on the Company’s proxy statements.
xxiii See our letter dated May 3, 2018 for detail on Ms. Payner-Gregor’s interim CEO compensation.
xxiv Based on Company proxy statements: 2009 - $676,727; 2010 - $1,034,655; 2011 - $1,233,505; 2012 - $731,160; 2013 - $1,146,192; 2014 - $1,308,300; 2015 - $1,306,868; 2016 - $751,797; 2017 - $356,880.
xxv See our investor presentation dated May 3, 2018.
xxvi Based on Company proxy statements.  Total for 2011 to 2017 was $5,620,068.
xxvii Based on Company proxy statements.  Total for 2014 to 2017 was $7,045,484.
xxviii See our investor presentation dated May 3, 2018 for a summary of these targets.  For detail on executive pay, see Destination Maternity Corp., Form 8-K (Oct. 19, 2017), available at: https://www.sec.gov/Archives/edgar/data/896985/000119312517315767/d477916d8k.htm, and Destination Maternity Corp., Form 8-K (Mar. 13, 2018), available at: https://www.sec.gov/Archives/edgar/data/896985/000119312518085886/d543377d8k.htm.
xxix See our investor presentation dated May 3, 2018.
xxx Destination Maternity Corp., Definitive Proxy Statement (DEFC 14A) (Apr. 23, 2018) at 16, available at https://www.sec.gov/Archives/edgar/data/896985/000119312518126986/d508957ddefc14a.htm (“DEST Proxy Statement”).
xxxi DEST Proxy Statement at 16.
xxxii Destination Maternity Corp., Definitive Proxy Soliciting Material (DEFA 14A) (Oct. 13, 2017) (emphasis added), available at: https://www.sec.gov/Archives/edgar/data/896985/000119312517309716/d403678ddefa14a.htm.
xxxiii Destination Maternity Corp., Definitive Proxy Soliciting Material (DEFA 14A) (Oct. 4, 2017) (italics added), available at: https://www.sec.gov/Archives/edgar/data/896985/000119312517303525/d467889ddefa14a.htm.
xxxiv Destination Maternity Corp., Definitive Proxy Soliciting Material (DEFA 14A) (Oct. 13, 2017) (emphasis added), available at: https://www.sec.gov/Archives/edgar/data/896985/000119312517309716/d403678ddefa14a.htm.
xxxv Pursuant to Section 1 of the Support Agreement, the Company agreed to expand the board and appoint Mr. Mestre and Jean-Claude Jacomin with terms to run through the 2018 annual meeting.
xxxvi According to Section 10 of the Support Agreement, this time period expires 30 days before the advance notice deadline for submitting stockholder nominations to Destination Maternity.  Time period may be shorter if Destination Maternity takes certain other actions described in Section 10 of the Support Agreement, such as filing for bankruptcy or breaching its agreement with Orchestra.
xxxvii The Company stated in its proxy statement that Orchestra intends to exercise its right to appoint a replacement for Mr. Jacomin.  This could occur after the annual meeting, and it would result in the Board being expanded by 1 member.
xxxviii Section 2(b) of Support Agreement.
xxxix Section 2(c) of Support Agreement.
xl Section 2(a) of Support Agreement.
xli Section 5 of Support Agreement.
xlii Destination Maternity Corp., earnings call on April 19, 2018.